EXHIBIT 9

Voting Agreement

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of this 13th day of April, 2005, between the undersigned Shareholder (the “Shareholder”) of Exchange Bancshares, Inc., an Ohio corporation (“Exchange”), and Rurban Financial Corp., an Ohio corporation (“Rurban”).

RECITALS

A. The Shareholder owns or has the power to vote, other than in a fiduciary capacity, 4,623 common shares, par value $5.00 per share, of Exchange (together with all other shares of Exchange that the Shareholder may subsequently acquire or obtain the power to vote, other than in a fiduciary capacity, the “Shares”).

B. Exchange has entered into an Agreement and Plan of Merger by and between Rurban and Exchange of even date herewith (the “Merger Agreement”).

C. Under the terms of the Merger Agreement, Exchange has agreed to call a meeting of its Shareholders for the purpose of voting upon the adoption of the Merger Agreement (together with any adjournments thereof, the “Exchange Meeting”).

D. The parties to the Merger Agreement have made it a condition to their entering into the Merger Agreement that certain Shareholders of Exchange, including the Shareholder, agree to vote their shares of Exchange in favor of the adoption of the Merger Agreement.

AGREEMENT

Accordingly, the parties hereto agree as follows:

1. Agreement to Vote. The Shareholder agrees, subject to Section 2 below, to vote the Shares as follows:

(a) in favor of the adoption of the Merger Agreement;

(b) against the approval of any proposal relating to a competing merger or business combination involving an acquisition of Exchange or Exchange Bank or the purchase of all or a substantial portion of the assets of Exchange or Exchange Bank by any person or entity other than Rurban or an affiliate of Rurban; and

(c) against any other transaction which is inconsistent with the obligations of Exchange under the Merger Agreement.

2. Limitation on Voting Power. It is expressly understood and acknowledged that nothing contained herein is intended to restrict the Shareholder from voting on any matter, or otherwise from acting, in the Shareholder’s capacity as a director or officer of Exchange with respect to any matter including, but not limited to, the management or operation of Exchange.

3. Termination. This Agreement shall terminate on the earlier of (a) the date on which the Merger Agreement is terminated in accordance with Article Eleven of the Merger Agreement, (b) the date on which the merger contemplated by the Merger Agreement is consummated, or (c) the death of the Shareholder.

4. Representations, Warranties, and Additional Covenants of the Shareholder. The Shareholder hereby represents and warrants to Rurban that (a) the Shareholder has the capacity and all necessary power and authority to vote the Shares and (b) this Agreement constitutes a legal, valid, and binding obligation of the Shareholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally. The Shareholder further agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of Rurban, which consent shall not be unreasonably withheld, sell, pledge, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote the Shares or which would be inconsistent with this Agreement.

5. Specific Performance. The undersigned hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Shareholder shall be specifically enforceable and that Rurban shall be entitled to injunctive or other equitable relief upon such a breach by the Shareholder. The Shareholder further agrees to waive any bond in connection with obtaining any such injunctive or equitable relief. This provision is without prejudice to any other rights that Rurban may have against the Shareholder for any failure to perform his obligations under this Agreement.

6. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to any of its conflict of laws principles.

7. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings attributed to such terms in the Merger Agreement.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed this Agreement as of the day and year first above written.

SHAREHOLDER		RURBAN FINANCIAL CORP.

/s/ Cecil R. Adkins		By:	/s/ James E. Adams
Print Name:	Cecil R. Adkins	Title:	EVP & CFO

SCHEDULE OF EXCHANGE SHAREHOLDERS WITH VOTING AGREEMENTS

Name	Number of Exchange Shares
Mark S. Derkin	278
Donald P. Gerke	4,410.7949
Joseph R. Hirzel	3,271
Rolland I. Huss	29,305.9037
Marion Layman	14,817
David G. Marsh	991
Edmund J. Miller	7,135.853
Victor J. Proffitt	1,000

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